Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
CLASS A $.05 NON-CUMULATIVE PARTICIPATING
CONVERTIBLE PREFERRED STOCK
OF
MAXXAM INC.

PURSUANT TO SECTION 151 OF THE GENERAL
CORPORATION LAW OF THE STATE OF DELAWARE

MAXXAM Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company as of August 3, 2009, pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Company:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Restated Certificate of Incorporation, the Board of Directors hereby reduces the number of authorized shares of Class A $.05 Non-Cumulative Participating Convertible Preferred Stock to 1,500,000.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed in its name and on its behalf on this 18th day of August 2009, by an officer of the Company who acknowledges that this Certificate of Designations is the act of the Company and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in this Certificate of Designations with respect to authorization and approval thereof are true in all material respects.

MAXXAM INC.

	By:	/s/ Bernard L. Birkel
Bernard L. Birkel
Secretary

ATTEST:

/s/ Norma Romo Robertson
Norma Romo Robertson
Assistant Secretary